EXHIBIT 23.01

                                  LETTERHEAD OF
                            [BARRY L. FRIEDMAN, P.C.]





To Whom It May Concern:                                     February 21, 2000

      The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of February 21, 2000, on the Financial Statements of August Project I Corp., as of December 31, 1999, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.


Very truly yours,


/s/ Barry L. Friedman

Barry L. Friedman
Certified Public Accountant